Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: James Zeumer

Pulte Homes, Inc.

Vice President

(248) 433-4597

email: jzeumer@pulte.com

PULTE HOMES ANNOUNCES 27% INCREASE IN NET INCOME FROM
CONTINUING OPERATIONS; EARNINGS INCREASE TO A RECORD $1.40 PER
SHARE

Backlog value exceeds $2.0 billion, as unit backlog increases 12%

      Bloomfield Hills, MI, July 24, 2001 – Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its second quarter and six months ended June 30, 2001. For the quarter, net income from continuing operations increased 27% to a record $60.6 million, or $1.40 per share, as compared to $47.7 million, or $1.15 per share, last year. Total revenues for the quarter increased 4% to just over $1.0 billion.

      Domestic homebuilding revenues increased 3% to a second quarter record $997.7 million. Higher revenues for the quarter resulted from a 9% increase in average selling price to $219,000, partially offset by a 6% decrease in closings for the period. Lower closings for the quarter resulted from delays associated with the development of new communities, as well as lower inventory of homes available for delivery during the quarter. A higher average sales price for the quarter, combined with reduced operating costs, helped drive a 160 basis point increase in margins to 20.3%. Domestic homebuilding pre-tax income for the quarter was $107.7 million, or 10.8% of revenues, an increase of 26% over prior year pre-tax income of $85.6 million, or 8.9% of revenues.

      “Pulte Homes’ second quarter and six-month results reflect the continued strength in the U.S. housing market, as well as company specific initiatives we’ve implemented to expand margins and increase returns to our shareholders,” said Robert K. Burgess, Chairman and Chief Executive Officer. “As a backdrop to our strong second quarter results, we are working aggressively to complete our previously announced merger with Del Webb. The better our understanding of Del Webb, the more excited we become about the opportunities and synergies this merger will create.”

      For the quarter, orders for Pulte Homes’ domestic homebuilding operations totaled 5,178, as compared to 5,159 homes in the prior year. Domestic homebuilding backlog value at the end of the quarter was $2.0 billion (8,791 homes), up from $1.8 billion (7,830 homes) last year.

      The Company’s financial services operations reported pre-tax income for the second quarter of $5.8 million, up from $3.4 million in the prior year, as revenues increased 56% to

$16.4 million. Higher revenues for the quarter were driven by a 25% increase in loans originated (4,013), as the company’s mortgage operations increased its capture rate to 73.1%, up from 62.2% in the prior year.

      For the second quarter, Pulte Homes’ International operations reported a pre-tax loss of $1.5 million, as compared to income of $1.6 million for the comparable period last year. The loss for the quarter was driven by decreased closings from the Company’s Mexico operations where changes in government lending practices slowed mortgage funding during the quarter.

Other Second Quarter Highlights

      On May 1, 2001, Pulte Homes and Del Webb Corporation announced a merger of the two companies under which Pulte Homes will acquire all the outstanding shares of Del Webb in a tax-free, stock-for-stock transaction. The companies have received needed regulatory approvals and have scheduled their respective Special Meetings of Shareholders for July 27, 2001.

      On May 21, 2001, Pulte Homes also announced the purchase of five communities in the Philadelphia, Pennsylvania market from Westrum Development Company. Pulte Homes ultimately agreed to purchase 14 communities from Westrum, representing lots and closings expected to range between 300 to 400 homes annually.

Six Month Results

      For the six months ended June 30, 2001, Pulte Homes reported increased net income from continuing operations of $99.7 million, or $2.31 per share, up 39% over prior year net income of $71.9 million, or $1.71 per share last year. Consolidated revenues for the period were $1.86 billion, up from $1.76 billion for the first six months of last year.

      Pulte Homes’ domestic homebuilding operations reported total revenues for the period of $1.8 billion, up 4% over the prior year. Higher revenues for the period resulted from a 9% increase in average selling price to $217,000, offset by a 4.6% decrease in the number of homes closed. Gross margins for the domestic operations increased 190 basis points to 20.2%, as pre-tax income for the domestic operations increased 32% to $174.2 million.

      For the first six months, Pulte Homes’ financial services operations reported pre-tax income of $11.2 million, up significantly from prior year pre-tax income of $6.9 million. Higher revenues driven by increased capture rates, combined with a more favorable pricing environment, fueled the improved results. Pulte Homes’ International operations reported a pre-tax loss of $.3 million for the first six months, as compared to pre-tax profit of $1.3 million last year. Lower unit closings out of Mexico hurt profitability during the first half of the year.

      “Overall, the homebuilding industry remains in very good condition, with solid demand and low levels of inventory. Given these market conditions, combined with our expanding margins and record backlog, we are again raising our earnings target for 2001 to between $6.30 and $6.40 per share, up from $5.18 per share last year,” added Burgess.

A conference call discussing Pulte Homes’ second quarter results will be held today at 9:00 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

As a cautionary note to investors, except for historical information contained herein, certain matters discussed in this press release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties, including changes in economic conditions and interest rates, increases in raw material and labor costs, weather conditions, and general competitive factors, that may cause actual results to differ materially.

      Pulte Homes, Inc. (www.pulte.com) has operations in 41 markets across the United States, Argentina, Puerto Rico and Mexico where it is the fifth largest builder. Over its history, the Company has constructed more than 275,000 homes and has been honored as “America’s Best Builder.” Pulte Mortgage Corporation, Pulte Homes’ national mortgage company, is a nationwide lender committed to meeting the financing needs of Pulte Homes customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com/

###

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

	(000's omitted, except per share data)
	(Unaudited)
CONSOLIDATED RESULTS:

Revenues:

Homebuilding	$1,005,985	$971,993	$1,823,305	$1,737,581

Financial Services	16,436	10,535	30,511	20,700

Corporate	905	56	1,622	122

Total Revenues	1,023,326	982,584	$1,855,438	1,758,403

Pre-tax income (loss):

Homebuilding	$106,221	$87,272	$173,919	$133,182

Financial Services	5,763	3,437	11,215	6,904

Corporate	(13,417)	(13,219)	(22,959)	(23,134)

Income from continuing

operations before

income taxes	98,567	77,490	162,175	116,952

Income taxes	(37,948)	(29,830)	(62,437)	(45,023)

Income from continuing

operations	60,619	47,660	99,738	71,929

Income (loss) from

discontinued operations	(825)	32	(573)	99

Net income	$59,794	$47,692	$99,165	$72,028

EARNINGS PER SHARE -

ASSUMING DILUTION:

Income from continuing

operations	$1.40	$1.15	$2.31	$1.71

Income(loss)from

discontinued operations	(.02)	—	(.01)	—

Net income	$1.38	$1.15	$2.30	$1.71

Shares used in per share

calculations	43,365	41,569	43,191	42,230

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)
(Unaudited)

	June 30,	December 31,	June 30,
	2001	2000	2000

ASSETS

Cash and equivalents	$101,805	$183,985	$31,003

Unfunded settlements	47,604	83,147	39,376

House and land inventories	2,289,842	1,880,263	1,983,751

Residential mortgage loans

available-for-sale	203,622	259,239	148,836

Other assets	584,692	479,849	508,106

	$3,227,565	$2,886,483	$2,711,072

LIABILITIES AND SHAREHOLDERS’

EQUITY

Liabilities:

Accounts payable and accrued

liabilities	$750,987	$708,178	$659,354

Unsecured short-term borrowings	—	—	96,000

Collateralized short-term debt,

recourse solely to applicable

subsidiary assets	196,186	242,603	142,029

Income taxes	36,104	10,169	5,206

Subordinated debentures and

senior notes	884,918	677,602	701,219

Total Liabilities	1,868,195	1,638,552	1,603,808

Shareholders’ Equity	1,359,370	1,247,931	1,107,264

	$3,227,565	$2,886,483	$2,711,072

Pulte Corporation
Segment Data

	Three Months Ended
	June 30,

	2001		2000

	($000's omitted)
HOMEBUILDING:

Pre-tax income (loss):

Domestic	$107,680		$85,631

International	(1,459)		1,641

Total Homebuilding	$106,221		$87,272

Domestic Homebuilding:

Sales (settlements)	$997,712	100.0%	$967,291	100.0%

Cost of sales	(795,145)	(79.7%)	(785,990)	(81.3%)

Gross margin,

before interest	202,567	20.3%	181,301	18.7%

Selling, general

& administrative

expense	(99,596)	(10.0%)	(87,155)	(9.0%)

Other income (expense)	13,005	1.3%	(2,026)	(0.2%)

EBIT	115,976	11.6%	92,120	9.5%

Interest	(8,296)	(0.8%)	(6,489)	(0.7%)

Pre-tax income	$107,680	10.8%	$85,631	8.9%

FINANCIAL SERVICES:

Pre-tax income	$5,763		$3,437

MORTGAGE

ORIGINATIONS:

Origination volume	4,013		3,206

Origination

principal	$613,700		$458,200

CORPORATE:

Pre-tax loss:

Net interest expense	$(8,034)		$(7,893)

Other Corporate

expense, net	(5,383)		(5,326)

Total Corporate	$(13,417)		$(13,219)

Pulte Corporation
Segment Data

	Six Months Ended
	June 30,

	2001		2000

	($000's omitted)
HOMEBUILDING:

Pre-tax income (loss):

Domestic	$174,245		$131,902

International	(326)		1,280

Total Homebuilding	$173,919		$133,182

Domestic Homebuilding:

Sales (settlements)	$1,803,508	100.0%	$1,730,239	100.0%

Cost of sales	(1,439,695)	(79.8%)	(1,414,354)	(81.7%)

Gross margin,

before interest	363,813	20.2%	315,885	18.3%

Selling, general

& administrative

expense	(185,798)	(10.3%)	(168,764)	(9.8%)

Other income (expense)	10,466	0.6%	(3,652)	(0.2%)

EBIT	188,481	10.5%	143,469	8.3%

Interest	(14,236)	(0.8%)	(11,567)	(0.7%)

Pre-tax income	$174,245	9.7%	$131,902	7.6%

FINANCIAL SERVICES:

Pre-tax income	$11,215		$6,904

MORTGAGE

ORIGINATIONS:

Origination volume	7,271		5,643

Origination

principal	$1,102,800		$800,400

CORPORATE:

Pre-tax loss:

Net interest expense	$(13,683)		$(13,559)

Other Corporate

expense, net	(9,276)		(9,575)

Total Corporate	$(22,959)		$(23,134)

Pulte Homes, Inc.
Business Operating Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

	(000's omitted)
HOMEBUILDING UNIT

SETTLEMENTS – PULTE AND

AFFILIATES:

Domestic	4,551	4,826	8,319	8,724

International	1,644	2,144	3,418	3,671

Total Pulte and

Pulte-affiliate

settlement units	6,195	6,970	11,737	12,395

HOMEBUILDING REVENUES –

PULTE AND AFFILIATES:

Domestic	$997,712	$967,291	$1,803,508	$1,730,239

International	47,575	44,682	97,507	74,239

Total Pulte and

Pulte-affiliate

revenues	$1,045,287	$1,011,973	$1,901,015	$1,804,478

Domestic Homebuilding

Unit settlements:

Northeast	451	444	844	816

Southeast	1,751	1,951	3,360	3,613

Midwest	742	771	1,190	1,362

Central	870	859	1,502	1,460

West	737	801	1,423	1,473

	4,551	4,826	8,319	8,724

Unit net new orders:

Northeast	655	563	1,187	1,084

Southeast	1,954	2,049	4,487	4,480

Midwest	871	653	1,974	1,563

Central	914	888	2,268	1,992

West	784	1,006	1,717	2,003

	5,178	5,159	11,633	11,122

Unit backlog:

Northeast			1,153	1,108

Southeast			3,268	3,013

Midwest			1,691	1,193

Central			1,580	1,324

West			1,099	1,192

			8,791	7,830